UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  01/09/2006

Century Aluminum Company
(Exact name of registrant as specified in its charter)

Commission File Number:  000-27918

DE	13-3070826
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2511 GARDEN ROAD, BUILDING A SUITE 200, MONTEREY , CA 93940
(Address of principal executive offices, including zip code)

(831) 642-9300
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) and (c)    On January 9, 2006, Century Aluminum Company (the "Company") announced that Michael A. Bless will succeed David R. Beckley as Executive Vice President and Chief Financial Officer of the Company on January 23, 2006. Mr. Beckley will resign as Chief Financial Officer of the Company on Mr. Bless's appointment, but will remain with the Company until March 31, 2006. A copy of the Company's press release containing the Company's announcement is attached as Exhibit 99.1. The terms of Mr. Bless's employment include a base salary of $375,000, options for 30,000 shares of Company stock, participation in the Company's Incentive Compensation Plan with a minimum annual bonus for 2006 of $187,500, a restricted stock grant of 20,000 shares, participation in the Company's performance share program, customary relocation expenses and participation in certain benefits under the Company's supplemental executive retirement plan.

Mr. Bless, 40, most recently served as managing director of M. Safra & Co., Inc., a private investment firm. Prior to this, he served from August 2004 to October 2004 as Executive Vice President and Chief Financial Officer of Maxtor Corporation, a leading manufacturer of hard disk drives. From August 1997 through January 2004, Mr. Bless served in a number of senior executive positions with Rockwell Automation, Inc. (formerly known as Rockwell International Corporation), a leading industrial automation hardware, software and services company, including as Senior Vice President and Chief Financial Officer from June 2001 to January 2004.

The Company is not aware of any relationship or transaction requiring disclosure herein pursuant to Item 401(d) or Item 404(a) of Regulation S-K.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Century Aluminum Company

Date: January 09, 2006	By:	/s/ Gerald J. Kitchen
Gerald J. Kitchen
Executive Vice President, General Counsel, Chief Administrative Officer and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.	Press Release, dated January 9, 2005